EXHIBIT 5.1

ANDREW I. TELSEY, P.C. Attorney at Law
12835 E. Arapahoe Road, Tower One, Penthouse #803, Englewood, Colorado 80112 Telephone: 303/768-9221 • Facsimile: 303/768-9224 • E-Mail: andrew@telseylaw.com

October 31, 2008

Board of Directors

Peer Review Mediation and Arbitration, Inc.

1450 S. Dixie Highway

Suite 230

Boca Raton, Florida 33432

Re:	Peer Review Mediation and Arbitration, Inc.

Form S-1 Registration Statement and related Prospectus

Dear Sirs:

We have acted as counsel to Peer Review Mediation and Arbitration, Inc. ("Registrant"), a Florida corporation, in connection with the preparation of the above-referenced S-1 Registration Statement and related Prospectus (the "Registration Statement"), relating to the registration of 350,000 shares of Common Stock, $.001 par value per share underlying Purchase Options previously issued by the Registrant and to be offered by the Registrant’s Selling Shareholders (as defined in the Prospectus). We have examined the Articles of Incorporation and By-laws of the Registrant, and such other documents as we have deemed relevant and material. Based on the foregoing, and certain representations of the officers, directors and representatives of the Registrant, it is the opinion of this office that:

          1.       The Registrant has been duly organized and is validly existing and in good standing in the State of Florida, the jurisdiction of its incorporation.

    2.        The aforementioned securities to be registered pursuant to the Registration Statement have been duly and validly authorized by the requisite corporate action in accordance with the general requirements of corporation law. The aforesaid securities are validly authorized and issued, fully paid and nonassessable in accordance with the general requirements of Florida corporation law including the statutory provisions, all applicable provisions of the Florida Constitution and reported judicial decisions interpreting those laws.

Yours truly,

s/Andrew I. Telsey, P.C.

ANDREW I. TELSEY, P.C.